Exhibit 10.3

English Translation of Acting in Concert Agreement

Party A: Natural person director Xia Shudong, natural person director Huang Danxia, natural person director Qu Shan, natural person director Wu Hai of Beijing UNISITS Technology Co. Ltd.

Party B: China TransInfo Technology Group Co., Ltd.

Legal representative: Xia Shudong

Address: Room 717, Building B, Yinwang Center, No.113, Zhichun Road, Haidian District of Beijing

In consideration of:

1.	Beijing UNISITS Technology Co. Ltd. (the “Target Company”) is a limited company established and existing under the laws of the People’s Republic of China;

2.	Party B was founded in June, 2009, with a registered capital RMB 180 million, and is a group company developed based on Beijing PKU Chinafront High Technology Co., Ltd. (Founded in October, 2000).

3.	Natural persons Huang Danxia, Xia Shudong, Qu shan and Wu Hai are members of board of directors of Beijing UNISITS Technology Co. Ltd.

Article 1 Definitions

“Acting in concert”: the acting in concert is based on consensus, any consensus of joint acting for obtaining the operation and controlling right of the Target Company is deemed to be acting in concert; however, the consensus does not require written agreement, and only requires facts of the acting in concert.

“Persons acting in concert”: the persons actively cooperate to obtain shares of the Target Company to acquire or reinforce the controlling right over the Target Company through any persons in accordance with formal and informal agreements or tacit understanding.

“Corporation charter”: the Target Company’s current effective Articles of Association.

“New charter”: the newly amended charter after the transfer of Target Company’s equity interest.

“Day”: calendar day

“Working day”: any day except Saturday, Sunday and any day on which on which banking institutions in China are authorized or required by law or other governmental action to close.

“Related Party Transactions”: transactions between the Target Company’s controlling shareholders, actual controllers, directors, supervisors or senior managers and the entities that the above person(s) directly or indirectly controls.

“Both parties”: Party A and Party B

Article 2 Commitments of Acting in Concert

For the consensus of joint action for acquiring the operation and controlling right of the Target Company, Party A commits to act in concert during the term of being a director, including but not limited to:

1.	Operating financial management

1.1	In charge of the company’s production and operation management, and enforce the resolutions of the board of directors;

1.2	Organize and perform the company’s annual operation plans and investment plans;

1.3	Design the company’s internal management organization plan;

1.4	Design the company’s basic policies;

1.5	Design the company’s rules and regulations;

1.6

Distribute bonus and pay out dividend or buy back shares, refrain from engaging in irregular transactions or irregular debts. Except for normal operation activities, refrain from repaying loan, or prepaying loans or other debts;

1.7	Pay due payables and other debts in normal operation activities;

1.8	Revise the Target Company’s any sales practices or financial settlement methods;

1.9	Revise the Target Company’s accounting settling methods, policies or principles, financial accounting rules;

1.10	Fulfill executed contracts, agreements or other documents related to the Target Company’s assets and business;

1.11	Except for normal operation activities, without the other party’s prior written consent, do not reconcile, or amend the claims in a legal proceeding;

1.12	Subdivide, merger with a third party, purchase a third party’s assets or business, liquidate and any investment matters;

1.13	Handle the company’s taxation affairs in accordance with relevant rules and regulations;

1.14

Purchase or sell the target company’s fixed assets, sales, mortgage, pledge, lease, transfer or other disposal of the intangible assets; (ii) except for regular business, dispose any fixed assets or agree fixed assets to be disposed of or purchased, abandon controlling of any company’s assets and cause other company’s responsibilities; (iii) any expenditures beyond the regular business scope with total amount over RMB 100,000 yuan or purchase any tangible or intangible assets (including investment in any company);

1.15	Transfer or license others to use the company’s intellectual property rights;

1.16	Offer warranty and guarantee to others, and create mortgage, pledge and other warranty rights for properties;

1.17	The Target Company’s any related transactions.

2.	Information disclosure

2.1

As of the date of this agreement, Party A and Party B agree that, during usual working hours of the Target Company, any party offering data to the Target Company’s local government, audit, taxation authorities or other judicial authorities and intermediaries including but not limited to accounting firm, law firm, appraisal firm and reasonably required, including but not limited to the Target Company’s all accounting books, records, contracts, technical data, personnel information, management information and other documents; Party A and Party B shall act in concert.

2.2	Information disclosure to the outside of listed companies

3.	Personnel appointment and dismissal and remuneration issue

3.1

Propose to appoint or dismiss the Target Company’s senior managers, deputy managers, financial principals, secretary to the board of directors of listed companies and other personnel specified in the company charter.

3.2	appoint or dismiss the managers other than those shall be appointed or dismissed by the Target Company’s board of directors.

3.3	Propose the board of directors to elect, or appoint the Target Company’s directors, independent directors and supervisors.

4.	Appointment and dismissal of intermediaries

4.1	Propose the board of directors to appoint or dismiss the Target Company’s accounting firm, law firm and other investment organizations.

5.	Board of director’s voting right

Determine the agenda of the Target Company board of directors meeting. Party A commits to entrust other directors or other representatives to vote in concert.

6.

Authorization

During the Target Company’s existence period, both parties’ all actions toward a third party shall be conducated in concert.

7.	Issue, transfer of shares, increasing capital, share allotment

7.1	Reduce the company’s registered capital;

7.2	Merger with other companies holding the Target Company’s shares;

7.3	Award equity incentives to the company employees.

Article 3 Term, modification, cancellation or termination

Initial term of the agreement is 4 years. Unless agreed during the term, both parties to the contract can not modify or terminate the contract, other than required by laws, rules or the agreement. Amendment, cancellation or termination of the agreement shall comes into force upon the written consent reached by Party A and Party B. the agreement may be renewed upon expiration by both parties.

Article 4 Breach and liabilities

Any party who breaches any provision, representation, warranty shall constitute default and accordingly be liable in accordance with relevant laws, rules and provisions of the agreement.

Article 5 Uncovered articles of the agreement

During the existing period of the target Company, uncovered matters in the agreement shall be deemed as the consensus of both parties’ acting in concert.

The agreement is executed in 4 copies, Party A and Party B each holds 2 copies, and will come into force after both parties or the authorized representatives’ signing or affixing the seal.

Party A: Natural person director Xia Shudong, natural person director Huang Danxia, natural person director Qu Shan, natural person director Wu Hai of Beijing UNISITS Technology Co., Ltd.

Signatures: Xia Shudong, Huang Danxia, Qu Shan, Wu Hai

Date of signing:

Party B: China TransInfo Technology Group Co., Ltd.

Legal representative: Xia Shudong

Address: Room 717, Building B, Yinwang Center, No.113, Zhichun Road, Haidian District of Beijing

Signature: Xia Shudong

China TransInfo Technology Group Co., Ltd. (Seal)

Date of signing: September, 2009